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Castellum, Inc. Retires Bank Term Loan Early

Vienna, VA.- July 10, 2024 - Castellum, Inc. (the "Company" or “Castellum”) (NYSE-American: CTM), a cybersecurity, electronic warfare, and software services company focused on the federal government, announces that it has retired its term loan with Live Oak Banking Company (“Live Oak Bank”) ahead of schedule. Castellum originally borrowed $4 million from Live Oak Bank in August 2021 as part of its acquisition of its subsidiary Specialty Systems, Inc.

Castellum’s total outstanding debt has been reduced to $10.3 million and is expected to continue to decrease as, starting in September 2024, the Company will begin making monthly principal payments on the Buckhout Charitable Trust promissory note.

“We are pleased to make this early payoff to Live Oak Bank of our term loan,” said Glen Ives, Castellum’s CEO. “This step reduces our future interest expense and frees up resources for growth,” he added.

About Castellum, Inc.

Castellum, Inc. is a cybersecurity, electronic warfare, and software engineering services company focused on the federal government - http://castellumus.com.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company's expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “expected,” "estimate,” "project,” "believe,” "anticipate,” "shooting to,” "intend,” "in a position,” "looking to,” "pursue,” "positioned,” "will,” "likely,” "would," or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company's expectations for revenue growth, building value, serving our shareholders, and profitability. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to differ (sometimes materially) from the results expressed or implied in the forward-looking statements, including, among others: the Company's ability to compete against new and existing competitors; its ability to effectively integrate and grow its acquired companies; its ability to identify additional acquisition targets and close additional acquisitions; and the Company's ability to maintain the listing of its common stock on the NYSE American LLC. For a more detailed description of these and other risk factors, please refer to the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC") which can be viewed at www.sec.gov. All forward-looking statements are inherently uncertain, based on current

EXHIBIT 99.1
expectations and assumptions concerning future events or the future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Contact:

info@castellumus.com
Glen R. Ives, Chief Executive Officer
(703) 752-6157

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/6fd084cf-2e9c-4279-8a68-3beabcc10757